Exhibit 99.2

RATEINTEGRATION, INC.

Consolidated Financial Statements (Unaudited)

Six Months Ended June 30, 2015 and 2014

Table of Contents

Page(s)

Consolidated Financial Statements (Unaudited)

Balance Sheets	2

Statements of Income	3

Combined Statement of Changes in Stockholders’ Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6-13

RATEINTEGRATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share data)

(unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,732	$4,255
Contract receivables, net of allowance for doubtful accounts of $172 at June 30, 2015 and December 31, 2014	1,368	1,022
Unbilled work-in-progress	279	150
Prepaid and other current assets	68	66
Total current assets	3,447	5,493
Property and equipment, net	10	8
Amortizable intangible assets, net	201	220
Total assets	$3,658	$5,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$420	$623
Line of credit	283	754
Unearned revenue	734	826
Total current liabilities	1,437	2,203

Stockholders' equity:
Preferred stock (Series A-1), $0.001 par value; 1,217,330 shares authorized, issued and outstanding as of June 30, 2015 and December 31, 2014	1	1
Liquidation preference of $7,448,228 including dividends accruable at a rate of 8% per annum of $525,812 as of June 30, 2015
Liquidation preference of $9,018,785 including dividends accruable at a rate of 8% per annum of $839,924 as of December 31, 2014
Preferred stock (Series B-1), $0.001 par value; 6,315,045 shares authorized; 2,563,909 issued and outstanding as of June 30, 2015 and December 31, 2014	3	3
Liquidation preference of $10,361,345 including dividends accruable at a rate of 8% per annum of $42,269 as of June 30, 2015
Liquidation preference of $18,762,102 including dividends accruable at a rate of 8% per annum of $1,722,420 as of December 31, 2014
Common stock, $0.001 par value; 10,000,000 shares authorized; 354,043 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	0	0
Additional paid-in capital	19,336	19,336
Accumulated deficit	(17,119)	(15,822)
Total stockholders' equity	2,221	3,518
Total liabilities and stockholders' equity	$3,658	$5,721

The accompanying notes are an integral part of these consolidated financial statements.

RATEINTEGRATION, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

	For the Six Months Ended June 30,
	2015	2014
REVENUE
License fees and services	$2,321	$2,584
Customer support	647	788
Total revenue	2,968	3,372

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of license fees and services, excluding depreciation and amortization	660	697
Costs of customer support, excluding depreciation and amortization	212	315
Sales and marketing	390	234
General and administrative	392	591
Product development	416	500
Depreciation	2	1
Amortization	19	19
Total costs of revenue and operating expenses	2,091	2,357

Income from operations	877	1,015

Other income (expense)
Interest income	5	13
Interest expense	(3)	(1)
Foreign currency exchange gain (loss)	(26)	55
Other income (expense), net	(24)	67

Income from operations before income taxes	853	1,082
Income tax expense	—	—
Net income	$853	$1,082

The accompanying notes are an integral part of these consolidated financial statements.

RATEINTEGRATION, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Series A-1		Series B-1				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Balance at December 31, 2014	1,217,330	$1	2,563,909	$3	354,043	$0	$19,336	$(15,822)	$3,518
Dividends paid	—	—	—	—	—	—	—	(2,150)	(2,150)
Net income	—	—	—	—	—	—	—	853	853
Balance at June 30, 2015	1,217,330	$1	2,563,909	$3	354,043	$0	$19,336	$(17,119)	$2,221

The accompanying notes are an integral part of these consolidated financial statements.

RATEINTEGRATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$853	$1,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2	1
Amortization of intangible assets	19	19
Provision for bad debt	—	173
Change in operating assets and liabilities:
Contract receivables	(346)	(677)
Unbilled work-in-progress	(129)	857
Prepaid and other assets	(1)	(9)
Accounts payable and accrued liabilities	(203)	(510)
Unearned revenue	(92)	(548)
Net cash provided by operating activities	103	388

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5)	—
Net cash used in investing activities	(5)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on revolving line of credit	(471)	—
Common stock cash dividends	(2,150)	—
Net cash (used in) provided by financing activities	(2,621)	—

Net (decrease) increase in cash and cash equivalents	(2,523)	388
Cash and cash equivalents at beginning of period	4,255	2,281
Cash and cash equivalents at end of period	$1,732	$2,669

Supplemental disclosure of cash and non-cash transactions:
Interest paid	$6	$6

The accompanying notes are an integral part of these consolidated financial statements.

RATEINTEGRATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — RateIntegration, Inc., d/b/a/ Sixth Sense Media (“RateIntegration”), based in Durham, North Carolina, is a software technology company, serving more than 15 carriers around the world, including tier 1 operators in India, Asia, Africa and Europe.  We have two wholly owned subsidiaries; RateIntegration Technologies PVT LTD and RateIntegration Software Technologies PVT LTD in Kolkata, India.

RateIntegration’s software solution platform, Real-time Lifecycle Marketing™, or RLM, enables carrier marketing departments to innovate, execute and manage highly-personalized and contextually-relevant, interactive campaigns that engage consumers in real time.

Business Combination — On August 26, 2013 we acquired certain assets of the Next Generation Loyalty Management (“NGLM”) Business Unit of privately held Sicap AG (“Sicap”) for a payment of approximately $0.7 million.  Shortly thereafter, we created a wholly-owned Indian subsidiary to support, develop and create new business solutions with Sicap.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon their fair values at the acquisition date. The excess of the purchase price over the net assets and liabilities, approximately $0.3 million, was recorded as an intangible asset. Refer to Note 2, Acquisition, for more information regarding the acquisition.

The judgments that we make in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. We generally use either the income, cost or market approach to aid in our conclusions of such fair values and asset lives. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected is based on the characteristics of the asset and the availability of information.

Principles of Consolidation — The consolidated financial statements include the accounts of RateIntegration and subsidiaries, all of which are wholly owned.  All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates — We use estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses.  Actual results could differ from those estimates.

Foreign Currency — Our functional currency is the U.S. dollar.  The functional currency of our foreign operations, generally, is the respective local currency for each foreign subsidiary.  Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date.  Our consolidated balance sheets are translated at the spot rate of exchange during the applicable period.  Our consolidated statements of operations are translated at the weighted average rate of exchange during the applicable period.  Realized and unrealized transaction gains and losses generated by transactions denominated in a currency different from the functional currency of the applicable entity are recorded in other income (loss) in the period in which they occur.

Intangible Assets - Amortizable intangible assets consist primarily of purchased software and licenses, customer contracts and relationships, trademarks and tradenames, and business partnerships acquired in conjunction with our purchase of  RateIntegration Software Technologies PVT LTD.  These assets are amortized using the straight-line method over their estimated lives.

We assess the impairment of identifiable intangibles if events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

If we determine that the carrying value of intangibles and/or long-lived assets may not be recoverable, we compare the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition to the asset’s carrying amount. If an amortizable intangible or long-lived asset is not deemed to be recoverable, we recognize an impairment loss representing the excess of the asset’s carrying value over its estimated fair value.

Fair Value Measurements - Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Cash and Cash Equivalents - All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents.

Revenue Recognition - We recognize revenue when an agreement is signed, the fee is fixed or determinable and collectability is reasonably assured. We recognize revenue from two primary sources: license fees and services, and customer support.  The majority of our license fees and services revenue is generated from fixed-price contracts, which provide for licenses to our software products and services to customize such software to meet our customers’ use.  When the customization services are determined to be essential to the functionality of the delivered software, we recognize revenue using the percentage-of-completion method of accounting. We estimate the percentage-of-completion for each contract based on the ratio of direct labor hours incurred to total estimated direct labor hours and recognize revenue based on the percent complete multiplied by the contract amount allocated to the license fee/services.  Since estimated direct labor hours, and changes thereto, can have a significant impact on revenue recognition, these estimates are critical and we review them regularly. We record amounts billed in advance of services being performed as unearned revenue. Unbilled work-in-progress represents revenue earned but not yet billable under the terms of the fixed-price contracts. All such amounts are expected to be billed and collected within 12 months.

We may encounter budget and schedule overruns on fixed-price contracts caused by increased labor or overhead costs. We make adjustments to cost estimates in the period in which the facts requiring such revisions become known. We record estimated losses, if any, in the period in which current estimates of total contract revenue and contract costs indicate a loss. If revisions to cost estimates are obtained after the balance sheet date but before the issuance of the interim or annual financial statements, we make adjustments to the interim or annual financial statements accordingly.

In arrangements where the services are not essential to the functionality of the delivered software, we recognize license revenue when a license agreement has been signed, delivery and acceptance have occurred, the fee is fixed or determinable and collectability is reasonably assured.

We recognize revenue from fixed-price service contracts using the proportional performance method of accounting, which is similar to the percentage-of-completion method described above. We recognize revenue from professional services provided pursuant to time-and-materials based contracts and training services as the services are performed, as that is when our obligation to our customers under such arrangements is fulfilled.

We recognize customer support, including maintenance revenue, ratably over the service contract period. When maintenance is bundled with the original license fee arrangement, its fair value, based upon VSOE, is deferred and recognized during the periods when services are provided.

Contract Receivables, Unbilled Work-in-Progress and Allowance for Doubtful Accounts — Contract receivables are recorded at the invoiced amount and do not bear interest. Credit is extended based on the evaluation of a customer’s financial condition and collateral is not required.  Unbilled work in progress is revenue which has been earned but not invoiced.  An allowance is placed against accounts receivable or unbilled work in progress for our best estimate of the amount of probable credit losses. We determine the allowance based on historical write-off experience and information received during collection efforts. We review our allowances monthly and past due balances over 90 days are reviewed individually for collectability.  Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.

Concentration of Credit Risk — Financial instruments that potentially subject us to concentrations of credit risk consist primarily of contract receivables and unbilled work-in-progress. We perform on-going evaluations of customers’ financial condition and, generally, require no collateral from customers.

A substantial portion of our revenue is from a limited number of customers, all in the telecommunications industry.

For the six months ended June 30, 2015, four significant customers (defined as contributing at least 10%) accounted for 62% (18%, 17%, 16% and 11%) of revenue from continuing operations.  These customers are telecommunications operators in Asia, Europe, Asia and the Middle East.  For the six months ended June 30, 2014, two significant customers accounted for 36% (23% and 13%) of revenue from continuing operations.  These customers are telecommunications operators in Asia and Europe.

As of June 30, 2015, three significant customers accounted for approximately 79% (29%, 27% and 23%) of contract receivables and unbilled work-in-progress.  These customers are telecommunications operators in Asia, Africa and Europe.  As of December 31, 2014, four significant customers accounted for approximately 72% (28%, 16%, 14% and 14%) of contract receivables and unbilled work-in-progress.  These customers are telecommunications operators in Asia, Africa, Asia and Europe.

Sales, Use and Other Value Added Tax — Revenue is recorded net of applicable state, use and other value added taxes.

Property and Equipment and Long-Lived Assets — Property and equipment are stated at cost or estimated fair value if acquired in an acquisition, less accumulated depreciation, and are depreciated over their estimated useful lives, or the lease term, if shorter, using the straight-line method. Leasehold improvements are stated at cost, less accumulated amortization, and are amortized over the shorter of the lease term or estimated useful life of the asset. Maintenance and repair costs are expensed as incurred.

We review our long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. We evaluate the recoverability of an asset or asset group by comparing its carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, we recognize an impairment charge as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Income Taxes — We record deferred tax assets and liabilities for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carry-forwards. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.  We reduce deferred tax assets by a valuation allowance if, based on available evidence, it is more likely than not that these benefits will not be realized.

We use a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

NOTE 2 — ACQUISITION

On August 26, 2013 we acquired certain assets of NGLM Business Unit of privately held Sicap for a payment of approximately $0.7 million.  Shortly thereafter, we created a wholly-owned Indian subsidiary to support, develop and create new business solutions with Sicap.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon their fair values at the acquisition date. The excess of the purchase price over the net assets and liabilities, approximately $0.3 million, was recorded as an intangible asset. The results of acquiring the assets of the NGLM Business Unit’s operations have been included in the consolidated financial statements since the acquisition date.

Total purchase price is summarized as follows (in thousands):

August 26, 2013
Cash Consideration
Initial Cash Purchase Price	$729

The following table summarizes the preliminary estimated fair values of the assets and liabilities assumed at the acquisition date (in thousands):

August 26, 2013
Unbilled work-in-progress	$457
Intangible assets	272

Net assets acquired	$729

We recorded $0.3 million in intangible assets as of the acquisition date with a weighted-average amortization period of approximately seven years and are amortizing the value of the customer relationships over an estimated useful life of 7 years.  Amortization expense of $19,000 related to the acquired intangible assets was recorded during the periods ended June 30, 2015 and 2014.

NOTE 3 —INTANGIBLE ASSETS

We amortized identifiable intangible assets for RateIntegration Software Technologies PVT LTD on a straight-line basis over their estimated lives of seven years.  As of June 30, 2015, identifiable intangibles were as follows (in thousands):

	June 30, 2015			December 31, 2014
			Net			Net
	Gross	Accumulated	Carrying	Gross	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Customer relationships	272	71	201	$272	52	$220

                                                Amortization expense of identifiable intangible assets was $19,000 for the six months ended June 30, 2015 and twelve months ended December 31, 2014.  Expected future amortization expense related to identifiable intangibles based on our carrying amount as of June 30, 2015 was as follows (in thousands):

Twelve months ending June 30,
2016	$39
2017	39
2018	39
2019	39
2020	39
Thereafter	6
$201

NOTE 4 — BALANCE SHEET COMPONENTS

The components of certain balance sheet line items are as follows (in thousands):

	June 30,	December 31,
	2015	2014
Property and equipment:
Computer equipment and purchased software	$1,076	$1,072
Less accumulated depreciation	(1,066)	(1,064)
	$10	$8

Depreciation expense was $2,000 and $1,000 for the six months ended June 30, 2015 and 2014.

	June 30,	December 31,
	2015	2014
Accounts payable and accrued liabilities:
Accounts payable	$67	$191
Accrued liabilities	353	432
	$420	$623

NOTE 5 — INCOME TAXES

As of December 31, 2014, we had federal Net Operating Loss (“NOL”) carryforwards of approximately $14.4 million related to U.S. federal and state jurisdictions.  A deferred tax asset in this amount has been established but has a full valuation allowance as of June 30, 2015.  The Internal Revenue Code places certain limitations on the annual amount of NOL’s which can be utilized if certain changes in ownership occur.  We do not believe changes in our ownership have occurred, and our NOL’s are not limited as of June 30, 2015.

NOTE 6 — STOCKHOLDERS’ EQUITY

Capital Stock

We have three classes of stock, Series B-1 Preferred Stock, Series A-1 Preferred Stock and Common Stock. As provided in the Fourth Amended and Restated Certificate of Incorporation dated as of February 11, 2004, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series B-1 Preferred Stock (the “Senior Preferred Stock”) had a liquidation preference and are entitled to be paid first out of the assets of the company available for distribution to its stockholders, prior to any distribution to other stockholders.  When declared, dividends are accruable on Series A-1 and B-1 Preferred Stock at a rate of 8% of the price per share of $0.79176.

NOTE 7  — COMMITMENTS AND CONTINGENCIES

Lease Commitments

We lease office and operating facilities and equipment under non-cancelable operating leases. Current facility leases include our headquarters in Durham, North Carolina, Kolkata, India, Kuala Lumpur, Malaysia and Bucuresti, Romania.  Rent expense was $0.1 million for the six months ended June 30, 2015 and 2014.

We account for the effect of escalating lease payments as if the lease rate were consistent over the lease term. Future minimum commitments under non-cancelable operating leases and capital leases as of June 30, 2015 are as follows (in thousands):

Operating Leases
2016	$95
2017	82
2018	61
2019	32
Thereafter	10
Total minimum lease payments	$280

NOTE 8  — SEGMENT INFORMATION

We define operating segments as components of our enterprise for which separate financial information is reviewed regularly by the chief operating decision-makers to evaluate performance and to make operating decisions. We have identified our Chief Executive Officer and Corporate Controller as our chief operating decision-makers (“CODM”). These chief operating decision makers review revenue by segment and review overall results of operations.

We currently operate our business as two operating segments based on revenue type:  license fees and services revenue and customer support revenue (as shown on the consolidated statements of operations).  License fees and services (“L&S”) revenue represents the fees received from the license of software products and those services directly related to the delivery of the licensed products, such as fees for custom development, integration services and SaaS service.  Customer support (“CS”) revenue includes annual support fees, recurring maintenance fees, fees for maintenance upgrades and warranty services.  Warranty services that are similar to software maintenance services are typically bundled with a license sale. Total assets by segment have not been disclosed as the information is not available to the chief operating decision-makers.

Geographic Regions

We are headquartered in Durham, North Carolina.  We use customer locations as the basis for attributing revenue to individual countries.  We provide products and services on a global basis through our office in North Carolina.  Additionally, personnel in Kolkata, India, provide software development services to our global operations.  Financial information relating to operations by geographic region for customers with revenue greater than 10% of total revenue is as follows (in thousands):

	For the Six Months Ended June 30,
	2015			2014
	L&S	CS	Total	L&S	CS	Total
Revenue
Asia	$446	$226	$672	$874	$103	$977
Europe	569	70	639	271	70	341
Asia	374	98	472	—	98	98
Middle East	336	34	370	277	34	311
Europe	58	17	75	448	—	448
Africa	193	21	214	304	24	328
Other	345	181	526	410	459	869
Total revenues	$2,321	$647	$2,968	$2,584	$788	$3,372

NOTE 9 — REVOLVING LINE OF CREDIT

On September 16, 2014, we entered into the Loan and Security Agreement with Bank of America, N.A. to obtain a revolving credit facility (the “Revolving Facility”).  The Revolving Facility bears interest at a floating rate equal to the LIBOR Rate plus a spread of 1.75%.  The LIBOR rate is adjusted weekly on Monday.  There is no mandated borrowing required against the Revolving Facility.  To take an advance under the Revolving Facility, the Company designated eligible investment accounts to pledge as collateral.  These collateral accounts are pledged to the Bank, but they remain available to us for investment or other activity, subject to certain restrictions.  We are required to maintain an amount of collateral that is sufficient to support the loan balance or the securities in the account may be sold without notice.

The Revolving Facility allows us two options to access the available credit.  Variable rate advance allows us to draw on the Revolving Facility and allows us to repay the Revolving Facility subject to terms of the loan agreement.   Fixed rate advances are one to 12 month fixed rate advances, $100,000 minimum, require full repayment of principal and all accrued finance charges when the contract matures.  Fixed rate advances bear finance charges at a fixed rate of interest equal to the Fixed Rate Advance Index plus the spread.  If for any reason a Fixed Rate Advance is repaid on a date prior to the end of the applicable fixed rate period, the Bank of America, N.A. may assess a breakage fee.  Outstanding amounts under the Revolving Facility may be accelerated by notice from Bank of America, N.A. upon the occurrence and continuance of certain events of default, including without limitation:  payment defaults, breach of representations and warranties, bankruptcy and insolvency defaults, and the occurrence of a material adverse effect (as defined).  Acceleration is automatic upon the occurrence of certain bankruptcy and insolvency defaults.

As of June 30, 2015 and December 31, 2014, there was  $0.3 million and $0.8 million outstanding, respectively, against our Revolving Facility.

On September 18, 2013, we entered into the Loan and Security Agreement with JPMorgan Chase Bank, N.A. to obtain a Grid Time Promissory Note (the “Promissory Note”).  The Promissory Note bore interest at a fixed rate per annum equal to the Adjusted LIBOR Rate applicable to such Loan plus 1.80%.  The Promissory Note expired on September 30, 2014.

NOTE 10 — SUBSEQUENT EVENTS

On September 30, 2015 we were acquired by Evolving Systems for an initial payment of approximately $9.75 million and a $0.5 million working capital adjustment.  We also agreed to an additional payment on the one year anniversary of the transaction of $0.3 million, with such payment being available to secure RateIntegration’s representations and warranties in the agreement.  Upon the acquisition, the Senior Preferred Stockholders were entitled to be paid first out of the assets of the company available for distribution to stockholders, prior to any distribution to other stockholders.